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                          October 19, 2021

       Dennis G. Shaffer
       Chief Executive Officer
       Civista Bancshares, Inc.
       100 East Water Street
       Sandusky, OH 44870

                                                        Re: Civista Bancshares,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 15,
2021
                                                            File No. 333-260273

       Dear Mr. Shaffer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sonia
Bednarowski at 202-551-3666 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance